EXHIBIT  16.1

July 9, 2009



Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read Orbit International Corp.'s statements included under Item 4.01 of its Form 8-K, dated July 8, 2009, which we understand will be filed on July 13, 2009 and we agree with such statements contained in Item 4.01(a) concerning our firm. We have no basis on which to agree or disagree with any other statements made in the Current Report on Form 8-K.



/S/ MCGLADREY & PULLEN, LLP